UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported): December 21, 2012

PROPHASE LABS, INC.

(Exact name of Company as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-21617 (Commission File Number)	23-2577138 (I.R.S. Employer Identification No.)

621 N. Shady Retreat Road Doylestown, PA	18901
(Address of principal executive offices)	(Zip Code)

Company's telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported on Form 8-K dated August 15, 2012, ProPhase Labs, Inc., a Nevada corporation (the “Company”), received a letter from The Nasdaq Stock Market notifying the Company that it was no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the NASDAQ Global Market. NASDAQ Global Market Listing Rule 5450(b)(1)(A) (the “Rule”) requires listed companies to maintain a minimum of $10,000,000 in stockholders’ equity.

On December 21, 2012, NASDAQ informed the Company that, based on its review of the Company’s Form 8-K, dated December 20, 2012, it determined that the Company complies with the Rule. NASDAQ informed the Company that if the Company fails to evidence compliance with the Rule upon filing its Form 10-K for the fiscal year ending December 31, 2012, it may be subject to delisting at that time.

Item 3.02. Unregistered Sales of Equity Securities.

On December 21, 2012, the Company sold an aggregate of 691,722 shares of the Company’s common stock to Dutchess Opportunity Fund, II, LP (“Dutchess”) in four unregistered issuances of shares under and pursuant to that certain Investment Agreement (the “Investment Agreement”), dated November 26, 2012, by and between the Company and Dutchess. The 691,722 shares represent 4.65% of the shares of common stock outstanding on a pre-issuance basis.

The purchase price for the shares subject to each of the four issuances was $854,850. Pursuant to the Investment Agreement, the purchase price is set at ninety-five percent (95%) of the lowest daily volume weighted average price (VWAP) of the Company’s common stock during a recent trading period. No commission or other fee is payable to Dutchess with respect to the issuances of the shares.

The sales of the shares were deemed to be exempt from registration under the Securities Act of 1933, as amended (the “Act”) in reliance upon Section 4(2) of the Act (or Regulation D promulgated thereunder).

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:	/s/ Robert V. Cuddihy, Jr.
Robert V. Cuddihy, Jr.
Chief Operating Officer and Chief Financial Officer

Date: December 28, 2012